Exhibit 2

BRASIL TELECOM S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

Held on June 28, 2011, at 4:30 p.m.

(Recorded in summary form, pursuant to Paragraph 1 of Article 130 of Law No. 6,404/76)

1. Date, time and place: On June 28, 2011, at 4:30 p.m., at the headquarters of Brasil Telecom S.A. (the “Company”), located at Rua General Polidoro, No. 99, 5th floor, Botafogo, City of Rio de Janeiro, State of Rio de Janeiro.

2. Agenda: Proposal to amend the Company’s Bylaws, to provide for the creation of an Independent Special Committee to evaluate the proposed mergers of each of Tele Norte Leste Participações S.A. and Coari Participações S.A. into the Company.

3. Call Notice: Call notice published in the newspapers “Diário Oficial do Estado do Rio de Janeiro”, Section V, on June 10, 13 and 14, 2011, pages 17, 7 and 25, respectively; and “Valor Econômico—Edição Nacional”, on June 10, 13 and 14, 2010, pages D9, B13 and C11, respectively, pursuant to Article 133, of Law No. 6,404/76.

4. Attendance: Shareholders representing 83.22% (eighty-three and twenty-two one hundredths percent) of voting shares of the Company and 34.32 (thirty-four and thirty-two one hundredths percent) of non-voting shares of the Company, according to the signatures in the Shareholders’ Attendance Record. The shareholders in attendance constituted the quorum provisioned by Article 135 of Law No. 6,404/76. In addition, in attendance were Allan Kardec de Melo Ferreira, representing the Fiscal Council, Marcelo Augusto Salgado Ferreira and Daniella Geszikter Ventura.

5. Chair: Rafael Padilha Calábria and Daniella Geszikter Ventura acted as Chair and Secretary of the meeting, respectively.

6. Decisions: Shareholders in attendance representing more than 83% (eighty-three percent) of voting shares of the Company, reached decisions as follows:

6.1. Shareholders present unanimously approved, the proposal to amend the Company’s Bylaws to provide for the creation of an Independent Special Committee, to be composed of three members, each independent and not managers of the Company, with established experience and expertise, which will assess the conditions of the proposed mergers of each of Tele Norte Leste Participações S.A. and Coari Participações S.A. into the Company, in accordance with the requirements of CVM instruction No. 35/08. As a result, the Company’s Bylaws will include the new Article 21—A, as follows:

“Article 21—A — The Company will rely, on a provisional basis, on an Independent Special Committee formed in accordance with the requirements of CVM instruction No. 35/08 to evaluate the proposed mergers of each of Tele Norte Leste Participações S.A. and Coari Participações S.A. into the Company, and submit its recommendations to the Company’s Board of Directors.

§ 1. The Independent Special Committee will be composed of three members appointed by the Board of Directors, each independent and not administrators

This page is part of the Minutes of the Extraordinary General Shareholders’ Meetings of Brasil Telecom S.A., held on June 28, 2011.	1

of the Company, who have established experience and expertise and will be subject to the same legal duties and responsibilities as administrators, in accordance with Article 160 of the Brazilian Corporate Law.

§ 2. Members of the Independent Special Committee who meet the definition of “independent advisor” as provided in the Listing Regulations of the Novo Mercado segment of the BOVESPA, will be presumed independent.

§ 3. The Independent Special Committee will not have executive or deliberative duties and its opinions, proposals and recommendations will be delivered to the Board of Directors for deliberation.

§ 4. The Board of Directors will determine compensation for the members of the Independent Special Committee and authorize the Executive Board to hire its members, as well as independent advisors to support the Independent Special Committee.”

The shareholder Tempo Capital Principal Fundo de Investimento em Ações presented a written vote, which will be on file with the Company. Consequently, the effective Bylaws of the Company will take the form as set forth in Annex I hereto.

7. Closing: With no other matters to discuss, the Chair deemed this Extraordinary General Shareholders’ Meeting adjourned and these minutes were drafted in summary form, pursuant to Article 130, Paragraph 1, of the Brazilian Corporate Law. After being read, the minutes were approved and signed by shareholders representing all those at the meeting, the publication of minutes without the signatures of shareholders in attendance being authorized by Article 130, Paragraph 2, of Law No. 6,404/76.

Signatures: Rafael Padilha Calabria, Chair; Daniella Geszikter Ventura, Secretary; Allan Kardec de Melo Ferreira, representing the Fiscal Council; Shareholders: Stichting Depositary APG Emerging Markets Equity Pool; AT&T Union Welfare Benefit Trust; Central States Southeast and Southwest Areas Pension Fund; Duke Power Co. Employee Retirement Plan; Employees Retirement Plan of Brooklyn Union Gas; Fidelity Fixed-Income Trust: Fidelity Series Global EX U.S. Index Fund; Future Fund Board of Guardians; John Hancock Trust International Equity Index Trust A; John Hancock Trust International Equity Index Trust B; Kaiser Permanente Retirement Plan; Macquarie INV MAN LIMITED AS Responsible Entity For Arrowstreet EM MKTS FD; Macquarie INV MAN LIMITED AS Responsible Entity F Arrowstreet Global EQ FD; MTB Iinternational Equity Fund; Ohio Scholl Employees Retirement System; PPL Services Corporation Master Trust; Southern CA Edison CO Nuclear FAC QUAL CPUC DECOM M T FOR SAN ONOFRE AND PALO VERDE NUC GEN STATIONS; State of California Public Employees Retirement System; State of Oregon; Teacher Retirement System of Texas; The State Teachers Retirement System of Ohio; University of Washington; Wilmington Multi-Manager International Fund; Ford Motor CO Defined Benef Master Trust (by Anali Penteado Buratin); Tempo Capital Principal Fundo de Investimento em Ações (by Raphael Manhães Martins); Coari Participações S.A. (by Daniella Geszikter Ventura); Daniella Geszikter Ventura; Rafael Padilha Calábria.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, June 28, 2011.

Daniella Geszikter Ventura

Secretary

This page is part of the Minutes of the Extraordinary General Shareholders’ Meetings of Brasil Telecom S.A., held on June 28, 2011.	2